Exhibit 5.1

January 31, 2024

Velo3D, Inc.
511 Division Street
Campbell, CA 95008

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the issuance and sale through Needham & Company, LLC (“the Agent”) pursuant to that certain Sales Agreement, dated February 6, 2023, by and between the Agent and Velo3D Inc., a Delaware corporation (the “Company”), having an aggregate value of up to $75,000,000 shares (the “Placement Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”).

The Placement Shares were registered pursuant to (i) the registration statement on Form S-3 (File No. 333-268346) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 14, 2022 and declared effective by the Commission on November 21, 2022 (the “Registration Statement”), (ii) the base prospectus dated November 21, 2022 relating to the Company’s securities, which forms a part of, and is substantially in the form included in, the Registration Statement (the “Base Prospectus”), and (iii) the prospectus supplement dated February 6, 2023, filed by the Company with the Commission on February 6, 2023 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), as amended by Amendment No. 1 to the prospectus supplement dated January 31, 2024, filed by the Company with the Commission on January 31, 2024 pursuant to Rule 424(b) under the Act, relating to the Placement Shares (as amended, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to use and dated the date hereof executed by the Company (the “Management Certificate”). In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated January 31, 2024. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In connection with our opinion expressed below, we have examined originals or copies of the Company’s current Certificate of Incorporation and Bylaws, as amended (the “Charter Documents”), certain corporate proceedings of the Company’s board of directors (the “Board”) and committees thereof and stockholders relating to the Sales Agreement, the Registration Statement and the Charter Documents, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

January 31, 2024

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Placement Shares, there will not have occurred any change in the law or the facts affecting the validity of the Placement Shares, (ii) at the time of the offer, issuance and sale of any Placement Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the Charter Documents or changes will be made to actions of the Board, the committees thereof or the Company’s stockholders that would be in conflict with or inconsistent with the Company’s right and ability to issue the Placement Shares, (iv) at the time of each offer, issuance and sale of any Placement Shares, the Company will have a sufficient number of authorized and unissued and unreserved shares of Common Stock (after taking into account all other outstanding securities of the Company which may require the Company to issue shares of Common Stock) to be able to issue all such Placement Shares, and (v) the purchasers of the Placement Shares will timely pay in full to the Company all amounts they have agreed to pay to purchase such Placement Shares, as approved by the Board or a duly authorized committee thereof.

Based upon the foregoing, we are of the opinion that the Placement Shares to be issued and sold by the Company, when issued, sold and delivered (A) in accordance with the terms of (i) the Sales Agreement, and (ii) the Registration Statement and the Prospectus and (B) in accordance with the resolutions adopted by the Board or a committee thereof referenced above, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your use in connection with issuance and sale of the Placement Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP